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EXHIBIT 12.


Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Years Ended June 30, 1997, 1996 and 1995

                                               1997                 1996                 1995
                                             --------             --------             --------


Pretax income from continuing operations .   $171,941             $123,721             $ 55,768
Pretax income of unconsolidated affiliates     11,862                4,305                2,232
Fixed charges ............................     65,798               69,527               71,147
                                             --------             --------             --------

Earnings .................................   $249,601             $197,553             $129,147
                                             ========             ========             ========

Interest .................................   $ 64,886             $ 68,754             $ 69,585
Interest of unconsolidated affiliates ....        581                  492                1,328
Debt discount amortization ...............        331                  281                  234
                                             --------             --------             --------

Fixed Charges ............................   $ 65,798             $ 69,527             $ 71,147
                                             ========             ========             ========

Ratio of Earnings to Fixed Charges .......        3.8                  2.8                  1.8
                                             ========             ========             ========